As filed with the Securities and Exchange Commission on November 12, 2014.

Securities Act File No. 333-191925

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to

Form N-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FS INVESTMENT CORPORATION III

(Exact name of registrant as specified in charter)

Cira Centre

2929 Arch Street, Suite 675

Philadelphia, PA 19104

(215) 495-1150

(Address and telephone number, including area code, of principal executive offices)

Michael C. Forman

FS Investment Corporation III

Cira Centre

2929 Arch Street, Suite 675

Philadelphia, PA 19104

(Name and address of agent for service)

COPIES TO:

James A. Lebovitz, Esq. David J. Harris, Esq. Dechert LLP Cira Centre 2929 Arch Street Philadelphia, PA 19104 Tel: (215) 994-4000 Fax: (215) 994-2222	Rosemarie A. Thurston, Esq. Martin H. Dozier, Esq. Alston & Bird LLP 1201 West Peachtree Street Atlanta, GA 30309-3424 Tel: (404) 881-7000 Fax: (404) 253-8447

Approximate date of proposed public offering: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, as amended, other than securities offered in connection with a distribution reinvestment plan, check the following box.  ☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the Registration Statement on Form N-2 (File No. 333-191925) of FS Investment Corporation III (as amended, the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing Exhibits (k)(8), (k)(9), (k)(10), (k)(11) and (r)(2) to the Registration Statement. No changes have been made to Part A, Part B or Part C of the Registration Statement, other than Item 25(2) of Part C as set forth below. Accordingly, this Post-Effective Amendment No. 2 consists only of the facing page, this explanatory note and Item 25(2) of the Registration Statement setting forth the exhibits to the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 2 shall become effective immediately upon filing with the U.S. Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C

Other Information

Item 25. Financial Statements and Exhibits

(2) Exhibits

(a)	Articles of Amendment and Restatement of the Registrant (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on April 2, 2014).

(b)	Amended and Restated Bylaws of the Registrant (Incorporated by reference to Exhibit (b)(2) filed with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on Form N-2 (File No. 333-191925) filed on December 23, 2013).

(d)	Form of Subscription Agreement (included in the Prospectus as Appendix A and incorporated herein by reference).

(e)	Distribution Reinvestment Plan (Incorporated by reference to Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed on March 31, 2014).

(g)(1)	Amended and Restated Investment Advisory and Administrative Services Agreement, dated as of August 6, 2014, by and between the Registrant and FSIC III Advisor, LLC (Incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 filed on August 14, 2014).

(g)(2)	Investment Sub-Advisory Agreement, dated as of January 2, 2014, by and between FSIC III Advisor, LLC and GSO / Blackstone Debt Funds Management LLC (Incorporated by reference to Exhibit 10.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed on March 31, 2014).

(h)(1)	Dealer Manager Agreement, dated as of December 20, 2013, by and among the Registrant, FSIC III Advisor, LLC and FS2 Capital Partners, LLC (Incorporated by reference to Exhibit 10.3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed on March 31, 2014).

(h)(2)	Form of Selected Dealer Agreement (Included as Exhibit A to the Dealer Manager Agreement) (Incorporated by reference to Exhibit 10.3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed on March 31, 2014).

(j)	Custodian Agreement, dated as of January 6, 2014, by and between the Registrant and State Street Bank and Trust Company (Incorporated by reference to Exhibit 10.5 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed on March 31, 2014).

(k)(1)	Escrow Agreement, dated as of January 9, 2014, by and among the Registrant, UMB Bank, N.A. and FS2 Capital Partners, LLC (Incorporated by reference to Exhibit 10.6 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed on March 31, 2014).

(k)(2)	ISDA 2002 Master Agreement, together with the Schedule thereto and Credit Support Annex to such Schedule, each dated as of June 26, 2014, by and between Center City Funding LLC and Citibank, N.A. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on July 2, 2014).

(k)(3)	Confirmation Letter Agreement, dated as of June 26, 2014, by and between Center City Funding LLC and Citibank, N.A. (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on July 2, 2014).

(k)(4)	Investment Management Agreement, dated as of June 26, 2014, by and between the Registrant and Center City Funding LLC (Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on July 2, 2014).

(k)(5)	Amended and Restated Confirmation Letter Agreement, dated as of August 25, 2014, by and between Center City Funding LLC and Citibank, N.A. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on August 27, 2014).

(k)(6)	Second Amended and Restated Confirmation Letter Agreement, dated as of September 29, 2014, by and between Center City Funding LLC and Citibank, N.A. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 2, 2014).

(k)(7)	Expense Support and Conditional Reimbursement Agreement, dated as of December 20, 2013, by and between the Registrant and Franklin Square Holdings, L.P. (Incorporated by reference to Exhibit (k)(7) filed with Post-Effective Amendment No. 1 to the Registrant’s registration statement on Form N-2 (File No. 333-191925) filed on October 22, 2014).

(k)(8)	Committed Facility Agreement, dated as of October 17, 2014, by and between Burholme Funding LLC and BNP Paribas Prime Brokerage, Inc., on behalf of itself and as agent for the BNPP Entities (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 23, 2014).

(k)(9)	U.S. PB Agreement, dated as of October 17, 2014, by and between Burholme Funding LLC and BNP Paribas Prime Brokerage, Inc., on behalf of itself and as agent for the BNPP Entities (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on October 23, 2014).

(k)(10)	Special Custody and Pledge Agreement, dated as of October 17, 2014, by and among Burholme Funding LLC, BNP Paribas Prime Brokerage, Inc. and State Street Bank and Trust Company, as custodian (Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on October 23, 2014).

(k)(11)	Investment Management Agreement, dated as of October 17, 2014, by and between Burholme Funding LLC and the Registrant (Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on October 23, 2014)

(l)	Opinion of Miles & Stockbridge P.C. (Incorporated by reference to Exhibit (l) filed with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on Form N-2 (File No. 333-191925) filed on December 23, 2013).

(n)(1)	Consent of Miles & Stockbridge P.C. (Incorporated by reference to Exhibit (1) hereto).

(n)(2)	Consent of McGladrey LLP (Incorporated by reference to Exhibit (n)(2) filed with Post-Effective Amendment No. 1 to the Registrant’s registration statement on Form N-2 (File No. 333-191925) filed on October 22, 2014).

(r)(1)	Code of Ethics of the Registrant (Incorporated by reference to Exhibit 14.1 to the Registrant’s Current Report on Form 8-K filed on November 12, 2014).

(r)(2)	Code of Ethics of FSIC III Advisor, LLC*

*	Filed herewith.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form N-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, and Commonwealth of Pennsylvania, on the 12th day of November, 2014.

FS INVESTMENT CORPORATION III

By:	/s/ Michael C. Forman
Name:	Michael C. Forman
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to the Registration Statement on Form N-2 has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael C. Forman Michael C. Forman	President and Chief Executive Officer and Director (Principal executive officer)	November 12, 2014

/s/ Edward T. Gallivan, Jr. Edward T. Gallivan, Jr.	Chief Financial Officer (Principal financial and accounting officer)	November 12, 2014

* David J. Adelman	Director	November 12, 2014

* Brian R. Ford	Director	November 12, 2014

* Jeffrey K. Harrow	Director	November 12, 2014

* Michael J. Heller	Director	November 12, 2014

* Daniel J. Hilferty III	Director	November 12, 2014

* Steven D. Irwin	Director	November 12, 2014

* Robert N.C. Nix, III	Director	November 12, 2014

* Peter G. Stanley	Director	November 12, 2014

*By:	/s/ Michael C. Forman
Attorney-in-fact